Exhibit 19.1

PFSI Policy Against Insider Trading

Background:

Federal and state securities laws prohibit trading in securities while in possession of material, nonpublic information regarding the issuer of such securities.  Passing on that information to others who then trade in those securities is also prohibited.  Violations of these laws may result in criminal and civil penalties, including repayment of up to three times the profits gained or loss avoided.  The Securities and Exchange Commission (the “SEC”) may also seek penalties of up to $1 million against employers for failing to take appropriate steps to prevent insider trading by their employees.  In addition, such violations impair investor confidence in the issuer and damage its reputation and business relationships.

Purpose:

In the normal course of business of PennyMac Financial Services, Inc. (the “Company”), employees, officers, and directors of the Company and its subsidiaries (each an “Associated Person”), may come into possession of significant, sensitive information.  The purpose of this Policy Against Insider Trading (the “Policy”) is to alert you to your legal responsibilities in this area and to make clear that the misuse of sensitive information is contrary to Company policy.

Scope:

This Policy applies to all Covered Persons (as defined below), regardless of rank or title. This Policy applies to all transactions in the securities of the Company, including common stock, restricted stock units, stock options, any other debt or equity securities the Company may issue from time to time, and any derivative securities relating to the securities of the Company, whether or not issued by the Company. This Policy also applies to all transactions in the securities of PennyMac Mortgage Investment Trust (“PMT”), a mortgage “real estate investment trust” externally managed by our principal investment management subsidiary, PNMAC Capital Management, LLC (“PCM”).

Objectives:

The Board of Directors of the Company has adopted this Policy to promote compliance with federal and state securities laws, to help Company personnel avoid the severe consequences associated with violations of the insider trading laws and to preserve the reputation of the Company in the investment and business communities.  This Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders).  In addition to any civil or criminal penalties that may be imposed on officers and employees as a result of insider trading, violations of this Policy will result in disciplinary action up to and including termination of employment or other association with the Company in accordance with certain disciplinary guidelines as may be approved by the Company from time to time.

Policy Statement:

It is the policy of the Company that no Associated Person, immediate family member of the Associated Person, or other family members who share the same household as the Associated Person (each such individual referred to herein as a “Covered Person”), who has material, nonpublic information relating to the Company or PMT may buy or sell securities of the Company or PMT, as applicable, or engage in any other action to take advantage of, or pass on to others (whether orally or in writing, including electronically), that information. In addition, any individuals who in the course of working for the Company learns of material, nonpublic information about a company with which the Company does business, such as the Company’s vendors, customers and suppliers, or that is involved in a potential transaction with the Company, may not engage in transactions in those companies’ securities until the information becomes public or is no longer material.

A.	What is “material” information?

“Material” information is information relating to a company, its business operations or securities, which, if publicly disseminated, would likely affect the market price of its securities or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities.  Either positive or negative information may be material.

It is important to keep in mind that material information need not be definitive information; information that something is likely to happen, or simply that it may happen, can be considered material.  For example, if you learned that the Company was in merger negotiations, even though the deal had not yet been agreed to, you would probably be in possession of material information.  Keep in mind also that the SEC and courts in certain jurisdictions take the view that the mere fact that you are aware of the information is enough to bar you from trading; it is no excuse that your reasons for trading were not based on that information.

While it is impossible to list all types of information that might be deemed material, information dealing with the following topics is often considered material:

●Projections of future earnings or losses or unannounced earnings or losses;
●	Changes in current distribution policies, the declaration of a share split or the offering of additional securities;
●Significant new projects or contracts;
●	Significant cybersecurity risks and incidents. Insider trading restrictions may also be imposed for the period of time during the company is investigating the underlying facts, ramifications and materiality of any such cybersecurity risk or incident;
●Business strategies;
●A pending or proposed merger, acquisition or similar transaction;
●Sales of substantial assets;
●The expansion or curtailment of operations, including gain or loss of business;
●	Significant write-downs of assets or additions to reserves for bad debts or contingent liabilities;
●Liquidity problems or the decision to borrow money;
●Any significant shifts in financial circumstances;
●The possibility of a recapitalization or other reorganization;
●Changes in key members of corporate management; and
●Significant litigation or investigations by government bodies.

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of any such information is subject to reassessment on a regular basis. Whenever you are in doubt as to the materiality of information known to you, please consult the Chief Legal Officer of the Company (the “CLO”), or his designee.

B.	When is information considered nonpublic?

Information is nonpublic if it has not been disclosed generally to the investing public.  Information is

“public” only after it is released by the Company through normal media outlets or filed with the SEC or an exchange or market upon which the securities of the Company are listed and there is adequate time (generally 24 hours) for it to be circulated and absorbed by investors and the marketplace.  You must not buy or sell securities of the Company (or any other company about which you obtain material information during the course of your employment or association with the Company) until at least 24 hours after public disclosure of the material information has been made.  If you are not certain whether you have material, nonpublic information, do not make any trades until after you have consulted with the CLO, or his designee.

C.	Additional Prohibited Transactions for All Covered Persons.

The Company considers it improper and inappropriate for any Covered Person to engage in speculative transactions in securities of the Company or PMT.  It therefore is the policy of the Company that Covered Persons may not engage in any of the following additional transactions:

(i)	Short-term trading. All Covered Persons are prohibited from engaging in both a purchase and sale of any Company securities within any six-month period. However, a sale of Company securities that is executed by a Covered Person other than a Section 16 Reporting Person (as defined below) pursuant to a “sale to cover” method implemented by the Company or a Rule 10b5-1 trading plan approved by the Company in order to pay all or a portion of the taxes then due upon the full or partial vesting of an Award (as such term is defined in the PennyMac Financial Services, Inc. 2013 and 2022 Equity Incentive Plans (collectively the “Plans”)) shall not be deemed to be a sale for purposes of this short-term trading prohibition.
(ii)Short sales.  Short sales of securities of the Company or PMT evidence an expectation on the part of the seller that the securities will decline in value and therefore signal to the market that the seller has no confidence in the Company or PMT or the short-term prospects of either company.  In addition, short sales may reduce the seller’s incentive to improve the Company’s or PMT’s performance.  For these reasons, short sales of securities of the Company or PMT are prohibited.
(iii)Publicly-traded options.  A transaction in Company or PMT options is, in effect, a bet on the short-term movement of Company or PMT securities. Buying or selling put or call options, like short sales, create a conflict of interest and are strictly prohibited other than options that may be granted pursuant to an equity incentive plan.
(iv)	Trading on margin. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin sale or foreclosure sale may occur at a time when a person is aware of material, nonpublic information or otherwise is not permitted to trade in Company or PMT securities, Covered Persons may not hold securities of the Company or PMT in a margin account or pledge securities of the Company or PMT as collateral for a loan.
(v)	Hedging transactions. Hedging or monetization transactions allow an investor to receive a cash amount similar to proceeds of disposition, and to transfer part or all of the economic risk and/or return associated with securities of an issuer, without formally transferring the legal and beneficial ownership of such securities. These transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts (i.e., contracts that allow an investor to receive an up-front payment in exchange for delivery of a variable amount of shares or cash in the future), equity swaps, or zero cost dollar contracts (i.e., contracts that allow an investor to lock in much of the value of his or her security holdings, often in exchange for all or part of the potential for upside appreciation in the securities). Such hedging transactions may permit a Covered Person to continue to own the securities, but without the full risks and rewards of ownership. Accordingly, Covered Persons are prohibited from entering into any hedging or monetization transactions involving Company or PMT securities.
D.	Additional Requirements for Section 16 Reporting Persons. The following requirements apply to directors and executive officers of the Company who are subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the underlying rules and regulations promulgated by the SEC (each, a “Section 16 Reporting Person”).
(i)	Short-Swing Profit Liability. Section 16 Reporting Persons are subject to the “short-swing profit” liability provisions of Section 16 of the Exchange Act and will be required to return to the Company any and all profits realized from a “matching” purchase and sale or “matching” sale and purchase of the Company’s securities within any six-month period.
(ii)	SEC Reporting Obligations. Section 16 Reporting Persons are required to file certain forms with the SEC pursuant to Section 16(a) of the Exchange Act (Forms 3, 4 and 5) and pursuant to Rule 144 of the Securities Act of 1933, as amended. Each Section 16 Reporting Person who trades in the Company’s securities is required to file a Form 4 with the SEC to report each such trade within two business days following the trade date. The Office of the CLO will facilitate all such filings upon receipt of the necessary information from the Section 16 Reporting Person. The Section 16 Reporting Person should make reasonable efforts to provide such information timely in order to prevent late filing.

Trading Procedures:

The following restrictions apply when trading in securities of the Company or PMT:

(i)No Covered Person may purchase or sell securities of the Company or PMT while in possession of material, nonpublic information.
(ii)No member of the Insider Group (as defined below) may purchase or sell securities of the Company or PMT during a Blackout Period (as defined below).
(iii)No member of the Insider Group (as defined below) may purchase or sell securities of the Company or PMT at any time without obtaining pre-clearance approval of the CLO, or his designee.

The restrictions on trading set forth immediately above in clauses (i), (ii) and (iii) do not apply to sales of securities of the Company or PMT made (a) pursuant to an effective Rule 10b5-1 trading plan (pre-set qualified arrangements with a broker which removes the investment decision from the Covered Person)

or (b) pursuant to a “sale to cover” method implemented by the Company or PMT, as applicable, in order to pay all or a portion of the taxes then due upon the full or partial vesting of an Award (as defined in the Plan) under the Plans or any other Company or PMT equity incentive plan.  Rule 10b5-1 trading plans may only be entered into, and such elections may only be made, at a time when you are not in possession of material, nonpublic information about the Company and are otherwise able to trade in securities of the Company.

A.	When do “Blackout Periods” generally occur?

Blackout Periods begin on the last day of each fiscal quarter and will generally end at the close of business on the first business day following the quarterly earnings release.  As a general rule, members of the Insider Group (as defined below) are not permitted to trade in securities of the Company during a Blackout Period.  Unless the CLO, or his designee, extends a Blackout Period, any member of the Insider Group may purchase or sell securities of the Company on the second business day following a quarterly earnings release, provided such individual is not in possession of material, nonpublic information.  The duration of a Blackout Period may change from time to time depending on the current facts and circumstances as determined by the CLO, or his designee, and a special Blackout Period may also be imposed at any other time during a year.

B.	Who must obtain approval of the CLO, or his designee, prior to effecting any transactions in securities of the Company or PMT?

All members of the Insider Group are required to obtain pre-clearance approval prior to effecting any transactions in securities of the Company or PMT, including the gifting of securities of the Company or PMT to a family member, charitable organization or any other person (including a transfer to a family trust).  The Insider Group is comprised of those individuals who regularly become aware of material, nonpublic information from time to time, and is defined to include the following:

●	All members of the Board of Directors of the Company;
●All executive officers of the Company; and
●	Certain other Covered Persons who regularly become aware of material, nonpublic information from time to time.

A current list of the members of the Insider Group (subject to change from time to time in accordance with the foregoing and as approved by the Chief Financial Officer and/or the CLO), is on file with the CLO. Updates to the Insider Group shall be regularly communicated to the HR Compensation team and the outside brokerage firm engaged by the Company to support the equity administration of the Plan.

C.	What are the procedures for obtaining pre-clearance of transactions?

All transaction pre-clearances must be requested and obtained, in each case in writing, from the CLO, or his designee, by submitting a written request through the Company’s online portal, or such other means established by the Company from time to time.  In the case of non-employee directors, transaction pre-clearance must be requested and obtained, in each case in writing, by submitting an email to the CLO, or his designee.

All transaction pre-clearance requests must be submitted in advance of the proposed transaction. The CLO and his designees are under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks transaction pre-clearance and permission to engage in such transaction is denied, then he or she must refrain from initiating any transaction in securities of the Company or PMT, as applicable, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be in possession of any material, nonpublic information about the Company or PMT, as applicable, and, in connection with such request, affirmatively disclose to the CLO, or his designee, that he or she is not in possession of any such material, nonpublic information.

All transaction pre-clearance approvals will remain effective only through the close of the market on the first business day following such approval by the CLO, or his designee.